Exhibit 99.1
PMFG, Inc. (parent of Peerless Mfg. Co.) Reports First Quarter Fiscal Year 2009 Financial Results
Dallas, Texas – November 10, 2008 – PMFG, Inc. (the “Company”) (Nasdaq: PMFG) today reported financial results for the three months ended September 30, 2008.
On August 15, 2008, Peerless Mfg. Co. (“Peerless”) completed a holding company reorganization in which Peerless became a wholly-owned subsidiary of PMFG, Inc (“PMFG”). Shareholders of Peerless received two shares of common stock of PMFG for each outstanding share of common stock of Peerless held prior to the reorganization. As a result, the reorganization also had the effect of a two-for-one stock split. The Company’s business, operations and management did not change as a result of this reorganization. Share and per share amounts for all financial periods presented in this press release have been retroactively adjusted to give effect to the reorganization, including the two-for-one exchange of PMFG common stock for Peerless common stock.
On April 30, 2008, the Company acquired Nitram Energy, Inc. and since the date of acquisition has included Nitram’s financial results, including purchase accounting adjustments, in the Company’s results for the three months ended September 30, 2008.
First Quarter Fiscal Year 2009
Revenues for the first quarter of fiscal year 2009 were $43.7 million, an increase of $13.7 million, or 45.4%, compared to revenues of $30.0 million for the first quarter of fiscal year 2008. Net loss for the first quarter of fiscal year 2009 was $.7 million, or $0.05 per diluted share, a decrease of $4.1 million or $0.31 per diluted share, compared to net earnings of $3.4 million, or $0.26 per diluted share, for the first quarter of fiscal year 2008.
In the fourth quarter of fiscal year 2008, the Company recorded as part of the purchase accounting for the Nitram acquisition, $6.4 million and $4.8 million in fair value adjustments related to backlog and inventory acquired, respectively. During the first quarter of fiscal year 2009, the Company recorded as part of cost of goods sold $2.7 million of backlog amortization expense and an additional $1.8 million of expense related to the fair value inventory adjustment. The remaining balance of the backlog intangible asset and the fair value adjustment related to inventory acquired will be expensed in the second quarter of fiscal year 2009. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the Company would have recorded net earnings of $2.3 million, or $0.17 per diluted share, for the first quarter of fiscal year 2009. Calculations of non-GAAP results are shown in the tables accompanying this release.

Separation/Filtration Systems
Separation/filtration systems segment revenues for the first quarter of fiscal year 2009 were $37.2 million, an increase of $23.5 million, or 171.0%, compared to revenues of $13.7 million for the first quarter of fiscal year 2008. The separation/filtration systems segment operating income for the first quarter of fiscal year 2009 was $3.4 million, an increase of $1.2 million, compared to operating income of $2.2 million for the first quarter of fiscal year 2008.
Nitram’s operating results since the acquisition on April 30, 2008 are reported in the separation/ filtration systems segment and include expenses of $2.7 million and $1.8 million related to fair value adjustments of Nitram’s backlog and inventory, respectively. On a non-GAAP basis, excluding the expenses related to the fair value adjustments of Nitram’s backlog and inventory, the separation/filtration systems segment would have recorded operating income of $7.9 million for the first quarter of fiscal year 2009.
Environmental Systems
Environmental systems segment revenues for the first quarter of fiscal year 2009 were $6.5 million, a decrease of $9.8 million, or 60.3%, compared to revenues of $16.3 million for the first quarter of fiscal year 2008. Environmental systems segment revenue for the first quarter of fiscal year 2008 included approximately $13.3 million from a large environmental order. Environmental systems segment operating income for the first quarter of fiscal year 2009 was $1.8 million, a decrease of $2.8 million, compared to operating income of $4.6 million for the first quarter of fiscal year 2008.
Financial Condition
At September 30, 2008, the Company reported $9.1 million of cash and investments, $59.0 million of debt, total assets of $160.4 million, working capital of $43.9 million and a current ratio of 1.9 to 1.0.
Peter J. Burlage, Chief Executive Officer
Peter J. Burlage, Chief Executive Officer, stated, “We are pleased with our financial results for the first quarter of fiscal 2009. The Separation/Filtration Systems segment had revenue gains of 171% that included a full quarter results of Nitram. Our Environmental Systems segment reported lower revenues in Q1 compared to last year due to the completion of large order in fiscal 2008. We are closely monitoring the markets we serve in view of the current global business environment and have continued to experience near term solid demand for our systems and products, particularly those used in natural gas transmission and natural gas power generation. Our backlog at September 30, 2008 was $102 million compared to $107 million at June 30, 2008.”

Conference Call
Peter Burlage, Chief Executive Officer, and Henry Schopfer, Chief Financial Officer, will discuss the Company’s financial results for the first quarter of fiscal year 2009 and the outlook for future periods, during a conference call scheduled for November 10, 2008 at 10:00 a.m. ET.
Stockholders and other interested parties may participate in the conference call by dialing +1 888 679 8038 (domestic) or +1 617 213 4850 (international) and entering access code 31407287, a few minutes before 10:00 a.m. ET on November 10, 2008. The call will also be broadcast live on the Internet at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
A replay of the conference call will be accessible two hours after its completion through November 24, 2008 by dialing +1 888 286 8010 (domestic) or +1 617 801 6888 (international) and entering access code 76131272. The call will also be archived for 30 days at www.streetevents.com, www.fulldisclosure.com and www.peerlessmfg.com.
About PMFG
We are a leading provider of custom engineered systems and products designed to help ensure that the delivery of energy is safe, efficient and clean. We primarily serve the markets for power generation, natural gas infrastructure and petrochemical processing. Headquartered in Dallas, Texas, we market our systems and products worldwide.
Safe Harbor Under The Private Securities Litigation Reform Act of 1995
Certain statements contained in this press release that are not historical facts are forward-looking statements that involve a number of known and unknown risks, uncertainties and other factors that could cause the actual results to be materially different from those expressed or implied by such forward-looking statements. The words “anticipate,” “preliminary,” “expect,” “believe,” “intend” and similar expressions identify forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for these forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause actual results to differ materially from the anticipated results expressed in these forward-looking statements. The risks and uncertainties that may affect the Company’s results include the growth rate of the Company’s revenue and market share; the receipt of new, and the non-termination of existing, contracts; the Company’s ability to effectively manage its business functions while growing its business in a rapidly changing environment; risks associated with the Company’s recent acquisition of Nitram Energy, including the integration of Nitram’s operations with those of the Company and the significant indebtedness that the Company incurred in connection with the acquisition; the Company’s ability to adapt and expand its services in such an environment; the quality of the Company’s plans and strategies; and the Company’s ability to execute such plans and strategies. Other important information regarding factors that may affect the Company’s future performance is included in the public reports that the Company files with the Securities and Exchange Commission, including the information under Item 1A. “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended June 30, 2008 and other public reports that the Company files with the Securities and Exchange Commission. The Company undertakes no obligation to update any forward-looking statements to reflect events or circumstances occurring after the date of this release, or to reflect the occurrence of other events. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The inclusion of any statement in this release does not constitute an admission by the Company or any other person that the events or circumstances described in such statement are material.
For Further Information Contact:
Mr. Peter J. Burlage, Chief Executive Officer
Mr. Henry G. Schopfer, Chief Financial Officer
PMFG, Inc.
14651 North Dallas Parkway, Suite 500
Dallas, Texas 75254
Phone: (214) 353-5545
Fax:      (214) 351-4172
www.peerlessmfg.com
or
Kevin McGrath
Cameron Associates
(212) 245-4577
Kevin@cameronassoc.com

PMFG, Inc.
Condensed Financial Information
(In thousands, except per share amounts)

	Three Months Ended September 30,
	2008			2007
Operating Results	GAAP	Adjustments	Non-GAAP	GAAP
Revenues	$43,656	$—	$43,656	$30,018
Cost of goods sold	32,379	(4,525)	27,854	19,633

Gross profit	11,277	4,525	15,802	10,385
Operating expenses	10,362	—	10,362	5,601

Operating income	915	4,525	5,440	4,784
Other income (expense)	(1,940)	—	(1,940)	427
Income tax benefit (expense)	359	(1,584)	(1,225)	(1,825)

Net earnings (loss)	$(666)	$2,941	$2,275	$3,386

Basic earnings per share	$(0.05)	$0.23	$0.18	$0.26
Diluted earnings per share	$(0.05)	$0.22	$0.17	$0.26

Weighted-average shares outstanding
Basic	12,944	12,944	12,944	12,804
Diluted	12,944	13,199	13,199	12,932

	September 30,	June 30,
Condensed Balance Sheet Information	2008	2008
Current assets	$93,605	$96,946
Non-current assets	66,817	69,790

Total assets	$160,422	$166,736

Current liabilities	$49,731	$54,612
Non-current liabilities	68,179	69,193
Stockholders’ equity	42,512	42,931

Total liabilities and equity	$160,422	$166,736

STATEMENT REGARDING NON-GAAP RESULTS
PMFG, Inc. has provided a reconciliation of non-GAAP measures in order to provide the users of this financial information with a better understanding of the impact on our financial results resulting from purchase accounting associated with the acquisition of Nitram Energy Inc. in fiscal 2008. Management believes that excluding these items from the Company’s financial results provides investors with a clearer perspective of the current underlying operating performance of the Company, a clearer comparison between results in different periods and greater transparency regarding supplemental information used by management in its financial and operational decision making. These non-GAAP measures are not measurements under accounting principles generally accepted in the United States. These measures should be considered in addition to, but not as a substitute for, the information contained in our financial statements prepared in accordance with GAAP.